Exhibit 10.10

ROADZEN, INC.

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

(Rollover Award)

Roadzen, Inc., a Delaware corporation (the “Company”), hereby grants to the participant listed below (the “Participant”), the number of Restricted Stock Units specified below under the Roadzen, Inc. 2023 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”). This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Award Grant Notice (this “Grant Notice”), as well as the terms and conditions in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:

Grant Date:

Number of Restricted Stock Units:

Vesting Schedule:	See Section 1(b)

The Company’s issuance to the Participant of the Restricted Stock Units hereunder is conditioned upon the Participant’s timely acceptance of the terms and conditions set forth in this Grant Notice, the Plan, and the Agreement, in no event later than       (the “Acceptance Deadline”). Failure to accept these terms and conditions by the Acceptance Deadline will result in cancellation of the Restricted Stock Units, and the Participant shall have no rights to the Restricted Stock Units if Participant does not accept these terms by the Acceptance Deadline

By accepting this Grant Notice, the Participant acknowledges that the Participant has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, and the Agreement.

ROADZEN, INC.

By:
Name:
Title:

PARTICIPANT

Name:

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the number of Restricted Stock Units set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice, and the Roadzen, Inc. 2023 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

1. Grant, Vesting, and Settlement of Restricted Stock Units.

(a) Shares Subject to Award. As of the Grant Date, the Participant will be credited with the number of Restricted Stock Units set forth in the Grant Notice. Each Restricted Stock Unit is a notional amount that represents the right to receive one Share, subject to the terms and conditions of the Plan, the Grant Notice, and this Agreement, if and when the Restricted Stock Unit vests.

(b) Vesting. The Restricted Stock Units shall vest on the one (1) year anniversary of the Grant Date, subject to the Participant’s Continuous Service from the Grant Date through the vesting date. For the avoidance of doubt, if the Participant incurs a change in the capacity in which the Participant renders service to the Company Group as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service before the Restricted Stock Units have vested, such change in status alone shall not constitute a termination of Continuous Service for purposes of this Award. Notwithstanding anything contained herein to the contrary, the Restricted Stock Units shall be cancelled and forfeited for no consideration if the Closing (as defined below) fails to occur by the six (6) month anniversary of the Grant Date.

(c) Settlement. Each vested Restricted Stock Unit will be settled by the Company by issuing to the Participant one Share for each whole vested Restricted Stock Unit, by making a cash payment to the Participant equal to the Fair Market Value of the vested Restricted Stock Unit, or any combination of the foregoing, as determined in the sole discretion of the Administrator.

2. Rights as a Stockholder.

(a) The Participant will not be entitled to vote in respect of a Restricted Stock Unit or the underlying Share unless and until that Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant.

(b) If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).

3. Termination of Continuous Service; Breach of Restrictive Covenants.

(a) Any Termination. In the event that the Participant’s Continuous Service terminates for any reason, any Restricted Stock Units that are not vested as of the date of such termination (the “Termination Date”) shall terminate and be cancelled immediately upon such termination of Continuous Service.

(b) Termination for Cause; Breach of Restrictive Covenants. In the event that (i) the Participant’s Continuous Service terminates for Cause or (ii) the Participant breaches any written restrictive covenant agreement with a member of the Company Group (whether prior to or after the termination of the Participant’s Continuous Service), all Restricted Stock Units held by the Participant, whether vested or unvested, shall terminate and be cancelled and deemed forfeited for $0 immediately upon the Termination Date.

4. Timing and Form of Payment. Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place, subject to the satisfaction of applicable tax obligations, including, without limitation, the Company’s right to effect a mandatory “sell to cover” transaction on the Participant’s behalf in accordance with Section 5 of this Agreement and Section 15 of the Plan. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Restricted Stock Unit. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

5. Tax Withholding; Authorization of Mandatory Sale to Satisfy Tax Obligation. The Company or any Affiliate thereof shall, in accordance with Section 15 of the Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to the Restricted Stock Units in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. Without limiting the foregoing or the Company’s rights to satisfy withholding obligations as described under Section 15 of the Plan, and notwithstanding anything to the contrary in this Agreement, the Participant hereby authorizes the Company to satisfy the applicable tax withholding or remittance requirements by arranging, on the Participant’s behalf, a mandatory sale (a “sell to cover” transaction) of a number of Shares issuable in respect of the Restricted Stock Units sufficient to satisfy such applicable tax obligation and collecting and retaining the proceeds of such mandatory sale for remittance to the appropriate tax or other governmental authority.

6. Restrictive Covenants. As a condition to the grant of the Restricted Stock Units described herein, the Participant agrees to be bound by the restrictive covenant obligations set forth in this Section 6 and acknowledges and agrees that such restrictive covenant obligations constitute a material inducement to the Company issuing the Restricted Stock Units hereunder.

(a) Confidentiality. The Participant shall not use or disclose to any individual, partnership, corporation (whether or not for profit), limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, association or other entity, or governmental entity (each, a “Person”), either during the Participant’s service with the Company Group or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by him or her, for any reason or purpose whatsoever, nor shall he or she make use of any of the Confidential Information for his or her own purposes or for the benefit of any Person except for the Company Group, except (i) to the extent that such disclosure or use is directly related to and required by the Participant’s performance in good faith of duties assigned to the Participant by the Company with respect to the Participant’s employment with the Company or any Related Entity or (ii) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. The Participant shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted in writing by the Company. The Participant will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by the Participant during the Participant’s employment with the Company Group concerning (i) the business or affairs of the Company Group (or any predecessor thereof) and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date the Participant proposes to disclose or use such information. For the avoidance of doubt, this Section 6(a) does not prohibit or restrict the Participant (or the Participant’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Internal Revenue Service, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant understands and acknowledges that the Participant does not need the prior authorization of the Company to make any such reports or disclosures and that he or she is not required to notify the Company that the Participant has made such reports or disclosures. Moreover, this Section 6(a) does not prohibit or restrict the Participant from disclosing “trade secrets” in accordance with the federal Defend Trade Secrets Act of 2016 (the “DTSA”). The DTSA provides immunity from liability in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company “trade secrets,” as defined by the DTSA. Specifically, Company employees, contractors, and consultants may disclose trade secrets: (i) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (ii) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (y) the individual may disclose the trade secret to his/her attorney, and (z) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.

(b) Intellectual Property Rights. The Participant hereby assigns, transfers and conveys to the Company all of Participant’s right, title and interest in and to all Work Product (as defined below). The Participant agrees that all Work Product belongs in all instances to the Company. The Participant will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the period of Participant’s service with the a member of the Company Group) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the period of the Participant’s service with the a member of the Company Group)) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Participant recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States. “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual or anticipated business, operations, research and development or existing or future products or services of the Company Group and which are conceived, developed or made by the Participant (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the period of the Participant’s service with the a member of the Company Group) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(c) Non-Competition. During the period of the Participant’s service with the Company Group and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), the Participant will not, and will cause the Participant’s affiliates not to, directly or indirectly, through or in association with any third party, in North America and any other territory in which the Company Group’s products are sold (the “Restricted Area”), (i) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company Group, or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group is selling or providing, other than ownership of five percent (5%) or less of the equity of a publicly-traded company.

(d) Non-Solicitation and Non-Interference. During the Restricted Period, the Participant will not, and will cause the Participant’s affiliates not to, directly or indirectly through or in association with any third party, (i) call on, solicit or service, engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between the Company or any Company Group member and any current or prospective customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of the Company or such Company Group member, (ii) solicit, induce, recruit or encourage any employees of or consultants to the Company or any Company Group member to terminate their relationship with the Company or such Company Group member or take away or hire such employees or consultants, (iii) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company or any Company Group member) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or any Company Group member or (iv) attempt to do any of the foregoing, either for Participant’s own purposes or for any other third party.

(e) Non-Disparagement. During the period of the Participant’s service with the Company Group and for all periods thereafter, the Participant shall not, and will cause the Participant’s affiliates not to, disparage the Company or any Company Group member, including the directors, officers, stockholders, employees, subsidiaries, and affiliates of the foregoing; provided that, it shall not be a breach of this Section 6(e) for the Participant to fully and truthfully respond to a subpoena or other legal process or request by a governmental or regulatory body, testify fully and truthfully in any action, proceeding or regulatory matter, or otherwise report in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of the law.

(f) Acknowledgment. The Participant acknowledges that the Participant has become familiar, or will become familiar with the Company Group’s trade secrets and with other confidential and proprietary information concerning the Company Group and their respective predecessors, successors, customers and suppliers, and that the Participant’s services are of special, unique and extraordinary value to the Company. The Participant acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Participant on the terms and conditions set forth herein but for Participant’s agreements herein. Furthermore, Participant acknowledges and agrees that the Company will be providing Participant with additional special knowledge after the Grant Date with such special knowledge to include additional Confidential Information and trade secrets. Participant agrees that the covenants set forth in this Section 6 are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.

(g) Representations. Without limiting the generality of the Participant’s agreement with the provisions of Section 6(f), the Participant (i) represents that the Participant is familiar with and has carefully considered the restrictive covenants set forth in this Section 6, (ii) represents that the Participant is fully aware of the Participant’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the restrictive covenants set forth herein, (iv) agrees that the Company currently conducts business throughout the Restricted Area and (v) agrees that the restrictive covenants set forth herein will continue in effect for the applicable periods set forth above regardless of whether the Participant is then entitled to receive severance pay or benefits from the Company. The Participant understands that the restrictive covenants set forth herein may limit the Participant’s ability to earn a livelihood in a business similar to the business of the Company Group, but the Participant nevertheless believes that the Participant has received and will receive sufficient consideration and other benefits as a service provider of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given the Participant’s education, skills and ability), Participant does not believe would prevent him or her from otherwise earning a living. Participant agrees that the restrictive covenants set forth herein do not confer a benefit upon the Company disproportionate to the detriment of the Participant.

7. Enforcement. The Participant agrees that a breach by the Participant of any of the restrictive covenants set forth herein may cause immediate and irreparable harm to the Company or Company Group member that would be difficult or impossible to measure, and that damages to the Company or the Company Group member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, the Participant agrees that in the event of any breach or threatened breach of any provision of the restrictive covenants set forth herein, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the restrictive covenants, or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the restrictive covenants if and when final judgment of a court of competent jurisdiction is so entered against the Participant. The Participant further agrees that the applicable period of time any restrictive covenant is in effect following his or her termination of employment with the Company shall be extended by the same amount of time that Participant is in breach of any restrictive covenant.

8. Nontransferability of Restricted Stock Units. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Administrator shall establish, to a permitted transferee.

9. Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime.

10. Adjustments. The Shares subject to the Restricted Stock Units may be adjusted in any manner as contemplated by Section 5 of the Plan.

11. Conversion of Restricted Stock Units. The Participant agrees and acknowledges that the Restricted Stock Units granted hereunder shall automatically convert into Restricted Stock Units of Roadzen Inc. (the “Converted Units”) and be assumed under the Roadzen Inc. 2023 Omnibus Incentive Plan (the “Omnibus Plan”) as a Substitute Award (as defined in the Omnibus Plan) upon the consummation of the Company’s going public business combination (the

“Closing”) contemplated by that certain Agreement and Plan of Merger, entered into on February 10, 2023, by and among the Company, Vahanna Tech Edge Acquisition I Corp., and such other parties thereto. Notwithstanding the foregoing, the Converted Units shall continue to vest in accordance with and be subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the restrictive covenant obligations set forth in Section 6) and the Grant Notice, provided that all references to the “Company” shall refer to Roadzen Inc. and all references to the “Plan” shall refer to the Omnibus Plan. A copy of the Omnibus Plan is attached hereto as Appendix I. To the extent that any terms and conditions of this Agreement or the Grant Notice conflict with the Omnibus Plan following the Closing, the Omnibus Plan shall govern.

12. Requirements of Law. The issuance of Shares following vesting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon vesting of any portion of the Restricted Stock Units granted hereunder, if such issuance would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

13. No Guarantee of Continued Service. Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company Group to terminate the Participant’s service at any time or confer upon the Participant any right to continued service.

14. No Rights as a Stockholder. Except as provided in Section 2 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

15. Interpretation; Construction. Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be by registered or certified first-class mail, return receipt requested, courier service or personal delivery:

(i)	If to the Company:

Roadzen Inc.

Attention: Sanya Soni

1230 Avenue of the Americas

New York, New York 10020

(iii)	If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; and five business days after being deposited in the mail, postage prepaid, if mailed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e) Entire Agreement; Amendment. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written restrictive covenant agreement between the Company and the Participant). This Agreement may be amended as provided in the Plan.

(f) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

(g) Code Section 409A Compliance. The Restricted Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Restricted Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Restricted Stock Units in order to cause such portion of the Restricted Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(h) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k) Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

APPENDIX I

ROADZEN INC.

2023 OMNIBUS INCENTIVE PLAN